CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 28, 2007, in this Registration Statement on Form SB-2/A Post Effective Amendment No. 2 of Edgewater Foods International, Inc. for the registration of shares of its common stock.  We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/  LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas

April 25, 2008